SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1) (1)


                              TAG-IT PACIFIC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   873774 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)
          |_|  Rule 13d-1(c)
          |X|  Rule 13d-1(d)


---------------------------------
          (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 873774 10 3                      13G                 Page 2 of 5 Pages
---------------------                                          -----------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Mark Dyne
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                         Republic of South Africa
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                579,401

BENEFICIALLY   _________________________________________________________________
               6.   SHARED VOTING POWER
  OWNED BY
                         0
    EACH       _________________________________________________________________
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                         579,401
   PERSON
               _________________________________________________________________
    WITH       8.   SHARED DISPOSITIVE POWER

                         0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               579,401
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               8.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

               IN
________________________________________________________________________________

ITEM 1(a).NAME OF ISSUER:

               Tag-It Pacific, Inc.


ITEM 1(b).ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3820 South Hill Street
               Los Angeles, California  90037

ITEM 2(a).NAME OF PERSON FILING:

               Mark Dyne

ITEM 2(b).ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Mark Dyne
               Brilliant Digital Entertainment, Inc.
               6355 Topanga Canyon Boulevard, Suite 513
               Woodland Hills, California  91367

ITEM 2(c).CITIZENSHIP:

               Republic of South Africa


ITEM 2(d).TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.001 per share


ITEM 2(e).CUSIP NUMBER:

               873774 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                Not Applicable

        (a)    [ ] Broker or Dealer registered under Section 15 of the
                   Exchange Act;

        (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c)    [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Exchange Act;

        (d)    [ ] Investment Company registered under Section 8 of the
                   Investment Company Act;

        (e)    [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

        (f)    [ ] An employee benefit plan or endowment fund in
                   accordance with Rule 13d- 1(b)(1)(ii)(F);

        (g)    [ ] A parent holding company or control person in accordance with Rule 13d - 1(b)(ii)(G);

        (h)    [ ] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

        (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


        If this statement is filed pursuant to Rule 13d-1(c),
        check this box.                                                    [_]

ITEM 4.  OWNERSHIP.

               Included in rows 5 through 9 and 11 on page 2.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10. CERTIFICATIONS.

               Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           MARK DYNE

                                                  FEBRUARY 11, 2000
                                           --------------------------------
                                                       (Date)


                                                    /S/ MARK DYNE
                                           --------------------------------
                                                     (Signature)

                                                      Mark Dyne
                                           --------------------------------
                                                     (Name/Title)